FORM 8-K

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported)  January 25, 2001.


                            HIGH PLAINS CORPORATION

            (Exact name of registrant as specified in its charter)


Kansas                                                               #1-8680
(State or other jurisdiction of                             (Commission File
incorporation)                                                       Number)



200 W. Douglas                                                   #48-0901658
Suite #820                                                     (IRS Employer
Wichita, Kansas  67202                                   Identification No.)
(Address of principal
executive offices)


                                (316) 269-4310
                        (Registrant's telephone number)

Item 5  Other Information

Wichita, KS, January 25, 2001 -- High Plains Corporation (Nasdaq: HIPC) announced that it is projecting net earnings from operations for the fiscal third quarter to be between $.08 and $.10 per share. Earnings of $.08 per share for the quarter would bring year to date earnings through March 31, 2001 to $.30 per share, versus only $.08 for the same period of the prior year.

Gary Smith, President and CEO, stated that the Company was excited about first half earnings of $.22 per share compared with only $.01 per share for the same period last year. "We've got $5.8 million net income before tax versus $286,000 last year at six months, and cash is strong with $8.76 million EBITDA for the six month period. We've got a good first half behind us and will be working hard to make the next six months as strong as possible," he stated in the Company's recent earnings conference call. During the call, Company representatives outlined the basis for their expectations, which included the forward contracting or hedging of 86% of the Company's grain needs, 86% of anticipated natural gas usage, and 100% of its ethanol sales through the end of the quarter. A transcript of the conference call will soon be available on the Company's website at www.highplainscorp.com.

Smith also stated that industry fundamentals are still strong, even with the unusually high natural gas prices experienced this winter. "Oil and gasoline prices are high, grain is priced in the low $2 range, and there are numerous potential political opportunities," he commented. "Benefits from the MTBE controversy continue, with 10 states and the city of Chicago having banned, or enacted phase-outs of the toxic gasoline additive which is ethanol's primary competitor. Several other states are expected to consider restricting MTBE usage this year, and the U.S. Congress has at least one bill pending to ban MTBE nationwide. Additionally, recent federal and state legislative incentives are encouraging the production of ethanol as a renewable and environmentally friendly alternative to foreign oil. The Department of Agriculture's CCC Bioenergy Program, and Nebraska's $.075 per gallon incentive for ethanol production expansion, were both instrumental in our decision to pursue expansion of our York, Nebraska facility (announced December 29, 2000), and the Kansas legislature is now considering similar proposals to incentivize ethanol production expansions in Kansas," Smith continued.

The Company also announced that it repurchased approximately 89,000 shares of its common stock in December of 2000, in accordance with the stock buyback program announced on December 8. Smith expressed continued confidence in the future performance of the Company, stating that "with strong earnings to date and good cash flow we are continuing with our buyback program as evidence of our ongoing commitment to our shareholders, and the valuation of our stock," Smith concluded.

Based in Wichita, Kansas, High Plains Corporation is among the nation's largest producers of ethanol. The company operates facilities in Colwich, Kansas, York, Nebraska, and Portales, New Mexico. Additional information about the Company can be found at its Web site, www.highplainscorp.com.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including without limitation risks of fluctuations in feedstock commodity prices, changes in the market prices or demand for motor fuels and Ethanol, legislative changes regarding air quality, fuel specifications or incentive programs, as well as general market conditions, competition and pricing. The Company believes that forward-looking statements made by it are based upon reasonable expectations. However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements. Additional information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including its annual 10-K, Proxy Statement and quarterly 10-Q filings, copies of which are available from the Company without charge.

                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant had duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date:     January 25, 2001                  HIGH PLAINS CORPORATION


                                            /s/Gary R. Smith
                                            President & CEO